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                                                                  Exhibit (p)(v)

                          Glynn Capital Management LLC

             Professional Conduct and Personal Investment Guidelines

The purpose of these guidelines ("Guidelines") is to clarify certain fundamental principles and practices with respect to avoiding conflicts of interest. Each and every individual associated with Glynn Capital Management LLC (the "Adviser") has a fiduciary responsibility to act in the best interests of the firm's clients, including any registered investment company. All actions of the firm will be in deference to the economic interests of our clients.

I.    Coverage

      A. Access Persons. These guidelines directly affect all "Access Persons" as well as certain related persons.

         1. Access Persons include all members, officers, managers, full-time employees, part-time employees, consultants, contractors, or any other agents.

         2. In addition, these guidelines extend beyond an individual to other persons which the individual controls or influences. This policy extends to all accounts where Access Persons exercise direct or indirect influence or control. Such accounts would include personal and spousal accounts (both regular and retirement) and may include other accounts such as children, parents, in-laws, etc.

      B. Compliance Responsibility. Compliance is primarily the responsibility of each individual; however, the designated Review Officer should be consulted on questions regarding interpretation.

II.   Statement of General Principles

      In recognition of the trust and confidence placed in the Adviser by a client, and because the Adviser believes that its operations should benefit the firm's clients, the Adviser has adopted the following general principles to guide its Access Persons.

      . The clients' interests are paramount. You must place their interests before your own.

      . All personal securities transactions must be conducted consistent with these Guidelines and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

      . You must avoid actions or activities that allow (or appear to allow) you or your family to profit or benefit from your relationship with a client, or that bring into question your independence or judgment.

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III.  Required Course of Conduct

      1. Access Persons shall not seek or accept personal favors or preferential treatment from any person because of their association or potential association with the Adviser.

      2. No Access Person shall accept, in any calendar year, from any securities broker or dealer or other person or entity which deals or may deal with the Adviser from time to time, any gift or gifts of value exceeding $100 in the aggregate.

      3. No Access Person shall serve on the board of directors of a publicly traded company, without prior approval of the Review Officer and President.

      4. All facets of employment or other association with the Adviser and its affiliates are considered completely confidential.

      5. Each Access Person must be fully informed of and sensitive to the question of material nonpublic information and comprehend the public policy objective of the rule against its use. Failure to do so will place the firm and the individual in jeopardy, in terms of sanctions by the Securities and Exchange Commission, in terms of civil liabilities and in terms of good reputation.

IV.   Guidelines for Personal Transactions

      A. Transaction Guidelines. All Access Persons shall follow the guidelines set forth below.

         1. No one shall effect a transaction in any security or its derivatives for a non-client in contemplation of a transaction in the same security for a client.

         2. No one is permitted to trade in any security for a non-client during the same day while there is a pending order in such a security for a client as designated on the firm's trade records. Anyone may place an order for non-client accounts the following business day after the completion of an order in that security for clients. Execution of non-client orders in Restricted List securities (defined below) must be reported to the compliance officer by the close of business the day the personal transaction is executed.

         3. No one is permitted to trade on securities on the Restricted List without prior approval from the portfolio manager and the Review Officer.

         4. No one can engage in a short sale (or effect a short sale through a series of transactions) of any security for any company on the Restricted List (as defined below).

         5. No one may own puts in any security owned by the clients.

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         6. No one may engage in investments in IPOs and private placements without prior approval by the Review Officer or President.

         7. Beneficial ownership of a security shall be disclosed before advocating buying a security for client accounts or putting a company on the new idea list. Ownership of a security shall not prevent anyone from advocating purchase or sale of a security.

         8. Unless an exception is granted, no Access Person shall profit in the purchase and sale, or sale and purchase, of Restricted List securities within 30 calendar days.

      B. Restricted List of Securities. The compliance officer will maintain a Restricted List of public securities which will include all companies:

         1. owned in or approved for ownership in client portfolios; or

         2. on the new idea list.

        The Restricted List also will include public securities of companies for which the Review Officer believes or knows individuals have material nonpublic information or on which an individual serves as director, officer or consultant. The best interests of the Adviser's clients and the Adviser will take precedence over personal interests, and any known or reasonably anticipated conflict of interest will be resolved in favor of the Adviser's clients.

V.    Reporting Requirements

      A. Each Access Person is required to submit the following reports:

         1. Initial Holdings Report. An initial holdings report listing all securities he or she beneficially own, no later than 10 days after he or she becomes an Access Person. This report will contain: (i) the name of the security; (ii) the number of shares (for equity securities) or principal amount (for debt securities) of all securities in which the Access Person has direct or indirect beneficial ownership; (iii) the name of any broker, dealer or bank with whom the Access Person maintains a securities account; and (iv) the date the report is submitted.

         2. Annual Report. An annual holdings report listing all securities beneficially owned as of the date of the report. An annual holdings report shall contain the same information as an Initial Holdings Report.

         3. Quarterly Report. Within ten days after the close of a quarter, each Access Person agrees to provide a signed statement of compliance (copy attached) and a record of every transaction (including the date, name and number of shares, the principal amount of the securities involved, the

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            nature of the transaction, the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected) in any security where the Access Persons has discretion over investments and acquires direct or indirect beneficial ownership. In addition, if the Access Persons establishes a securities account during the quarterly period, the quarterly report must also disclose the name of the broker, dealer or bank with whom the account is established and the date the account was established.

      B. Required Brokerage Statements or Confirmations. All Access Persons shall direct their brokers to supply the Review Officer on a timely basis with duplicate copies of confirmations or monthly/quarterly statements of all personal securities transactions.

      C. Excluded Securities. Access Persons are not required to detail or list the following items on their reports:

         1. Purchases or sales effected for any account over which you have no direct or indirect influence or control; or

         2. Purchases or sales of any of the following securities:

            (i)   direct obligations of the U.S. government

            (ii) Banker's acceptances, money market funds, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

            (iii) Shares issued by registered, open-end mutual funds.

VI.   Administration of the Code

      A. Review Officer. The Review Officer is Vivian Loh Nahmias.

         1. The Review Officer shall notify each Access Person of the reporting requirements of the Adviser.

         2. The Review Officer will, on a quarterly basis, compare all reported personal securities transactions with each client's completed portfolio transactions and the new idea list to determine whether a violation has occurred. The Review Officer will submit her own reports, to an Alternate Review Officer, John W. Glynn Jr., who shall fulfill the duties with respect to the Review Officer's reports.

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         3. This policy extends to all accounts where Access Persons exercise direct or indirect influence or control. Such accounts would include personal and spousal accounts (both regular and retirement) and may include other accounts such as children, parents, in-laws, etc. All personal securities transactions reports and any other information filed with the Adviser under these Guidelines will be treated as confidential, provided that such reports and information may be produced for the SEC and other regulatory agencies and to Bessemer Trust Company, N.A. or Bessemer Investment Management, LLC for purposes of monitoring compliance with Rule 17j-1 under the Investment Company Act of 1940.

B.    Enforcement

         1. The Review Officer will monitor the quarterly personal security transaction reports, annual holdings reports, brokerage confirmations and brokerage statements (and other comparable discretionary security investment accounts). All questionable transactions will be reviewed with the President and the involved officer or employee.

         2. Access Persons who profit from a personal securities transaction that violates this policy shall, unless approved otherwise, be instructed to disgorge such profits. The determination of how profits will be disgorged will be made by the Review Officer. Violations of this policy may result in disciplinary action, including possible termination of employment.

C. Recordkeeping. The following documents relating to the Guidelines will be maintained for a period of six years:

         1. A copy of the Guidelines.

         2. All reports required to be submitted by Access Persons under these Guidelines, and all supporting documentation obtained from the brokerage firm(s).

         3. Documentation on violations to the Guidelines.

         4. Documentation of approvals to the exceptions of the Guidelines.

         5. List of Access Persons and the Review Officer responsible for monitoring transactions and reviewing and approving exceptions.

         6. Records of the approval of, and rationale supporting, the acquisition of IPO shares or private placement shares.

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                              Initial Certification

I acknowledge that I have read and understood these Guidelines and agree to abide by the Guidelines as written herein. In addition, I have read and agree with the Form ADV as filed with the Securities & Exchange Commission for the Adviser. I understand that violations of these Guidelines may jeopardize the entire firm and my employment or other association with the Adviser.

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Date                                                Signature of Individual

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                             Quarterly Certification

     I certify that I have complied with the requirements of the Guidelines and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Guidelines.


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Date                                                Signature of Individual

Modified: August 1, 2001

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